AGREEMENT OF PURCHASE AND SALE
                    [Kronos Building, Boston, Massachusetts]


         This Agreement of Purchase and Sale ("Agreement") is made and entered into by and between Purchaser and Seller.

                                    RECITALS

     A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

     B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:


                          ARTICLE 1 - Basic Information

 1.1      Certain Basic Terms.  The following defined terms shall have the meanings set forth below:

 1.1.1    Seller:          W9/TIB-L Real Estate Limited Partnership, a Delaware
                                                            limited partnership

Agreement of Purchase and Sale-(Kronos Building, Boston, Massachusetts) - Page 1

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 1.1.2    Purchaser: Kronos Incorporated, a Massachusetts corporation

 1.1.3    Purchase Price:  $2,000,000.00,  plus the total of the actual  costs listed on Exhibit H attached hereto, and any additional costs reasonably incurred by Seller in connection with the development of the Property subsequent to the date through which the actual costs listed on Exhibit H are current,
            which   additional  costs  must  be substantially  consistent  with the types of projected costs listed on Exhibit H attached hereto and shall be evidenced by a schedule of said additional costs delivered from Seller to Purchaser as of Closing (Seller to be reimbursed for said costs by adding same to the $2,000,000 base price).

 1.1.4    Earnest Money:   $25,000.00 (the "Earnest Money"), including interest
          thereon,  to be deposited in accordance with Section 3.1 below.

 1.1.5    Title Company:   Chicago Title Insurance Company
                           -------------
                                              75 Federal Street
                                              4th Floor
                                              Boston, Massachusetts 02110
                                              Attention:        Beth Harrington
                                              Telephone:        (617) - 210-0750
                                              Facsimile:        (617) - 210-0777

 1.1.6    Escrow Agent:    Chicago Title Insurance Company
                           ------------
                                              75 Federal Street
                                              4th Floor
                                              Boston, Massachusetts 02110
                                              Attention:        Beth Harrington
                                              Telephone:        (617) - 210-0750
                                              Facsimile:        (617) - 210-0777
 1.1.7    Broker:          None

 1.1.8                              Effective Date: The date on
                                    which  this   Agreement  is
                                    executed  by the  latter to
                                    sign   of    Purchaser   or
                                    Seller, as indicated on the
                                    signature   page   of  this
                                    Agreement.

 1.1.9    Property
          Information
          Delivery Date:   The date which is five (5) business days after the
                           Effective Date.

 1.1.10   Title Commitment
          Delivery Date:   The date which is ten (10) days after the
                           Effective Date.

 1.1.11   Survey Delivery
          Date:                     N/A.

 1.1.12   Title and Survey Review                    Period:  The period  ending
                                                     ten   (10)    days    after
                                                     Purchaser's  receipt of the
                                                     initial  Title   Commitment
                                                     and the initial Survey, but
                                                     in any event not later than
                                                     the   expiration   of   the
                                                     Inspection Period.

 1.1.13   Inspection Period:                         The  period  beginning  on
                                                     the  Effective  Date and
                                                     ending ten (10) days
                                                     after the Effective Date.

 1.1.14                                              Closing   Date:   The  date
                                                     which  is  ten  (10)   days
                                                     after the later to occur of
                                                     (i) the  expiration  of the
                                                     Inspection  Period, or (ii)
                                                     satisfaction     of     the
                                                     conditions   set  forth  in
                                                     Subsections  7.2.4,  7.2.5,
                                                     7.2.6 and 7.2.7,  but in no
                                                     event  later  than  May  1,
                                                     1999 (the "Outside Date for
                                                     Closing").

 1.2      Closing Costs.  Closing costs shall be allocated and paid as follows:


Cost                                                        Responsible Party
---------------------------------------------------- ---------------------------
Title Commitment required to be delivered pursuant
to Section 5.1                                                         Purchaser
---------------------------------------------------- ---------------------------
Premium for standard form Title Policy required to
be delivered pursuant to Section 5.4                                   Purchaser
---------------------------------------------------- ---------------------------
Premium for any upgrade of Title Policy for extended                   Purchaser
or additional coverage and any endorsements
desired by Purchaser,  any inspection fee charged by
the Title Company, tax certificates,  municipal and
utility lien  certificates, and any other Title Company
charges
---------------------------------------------------- ---------------------------
Costs of Survey and/or any revisions, modifications
or recertifications thereto                                            Purchaser
---------------------------------------------------- ---------------------------
Costs for UCC Searches                                                 Purchaser
---------------------------------------------------- ---------------------------
Recording fees for title clearing documents (if any),                    Seller
municipal lien certificate and Seller's legal
existence and authority documents
--------------------------------------------------- ----------------------------
All other recording fees                                               Purchaser
---------------------------------------------------- --------------------------

Any deed taxes,  documentary stamps,  transfer taxes,                     Seller
intangible taxes, mortgage taxes or other similar
taxes, fees or assessments
---------------------------------------------------- ---------------------------
Any escrow fee charged by Escrow Agent for holding
the Earnest Money or conducting the Closing                        Purchaser 1/2
                                                                      Seller 1/2
---------------------------------------------------- ---------------------------
Real Estate Sales Commission to Broker                                    Seller
---------------------------------------------------- ---------------------------
All other closing costs, expenses, charges and fees                    Purchaser
---------------------------------------------------- ---------------------------

1.3      Notice Addresses:

Purchaser:   Kronos Incorporated              Copy to:Francis X. Hanlon, Esq.
             400 Fifth Avenue                         Ropes & Gray
             Waltham, MA 02154                        One International Place
             Attention: Sally Wallace, Esq.           Boston, MA  02110-2624
             Telephone: (781) 487-4903                Telephone: (617) 951-7232
             Facsimile: (781) 622-3950                Facsimile: (617) 951-7050

Seller:      W9/TIB-L Real Estate Limited     Copy to:C. Bradford Lowry
             Partnership                              Haynes and Boone, LLP
             c/o Archon Group                         901 Main Street
             1275 K Street Northwest                  3100 NationsBank Plaza
             Suite 900                                Dallas, Texas 75202
             Washington D.C.  20005                   Telephone: (214) 651-5515
             Attention: Mr. Paul Douglas              Facsimile: (214) 651-5940
             Telephone: (202) 216-5867
             Facsimile: (202) 216-5801
1.4      Index of Certain Additional Defined Terms:

         Asset Manager                     Section 12.18
         Asset Manager's Employee          Section 9.3
         Assignment                        Subsection 7.3.2
         CERCLA                            Section 11.3
         Closing                           Section 7.1
         Deed                              Subsection 7.3.1
         Designated Representative(s)      Section 12.20
         Due Diligence Termination Notice  Section 4.5
         ERISA                             Subsection 7.4.3
         Hazardous Materials               Section 11.4
         Improvements                      Subsection 2.1.1
         Intangible Personal Property      Subsection 2.1.4
         Land                              Subsection 2.1.1
         Lease Files                       Subsection 4.2.1
         Permitted Exceptions              Section 5.3
         Permitted Outside Parties         Section 4.8
         Property                          Section 2.1
         Property Documents                Section 4.5
         RCRA                              Section 11.3
         Real Property                     Subsection 2.1.1
         Reports                           Section 4.4
         Rules                             Section 12.21
         Survey                            Section 5.2
         Tangible Personal Property        Subsection 2.1.3
         Taxes                             Section 8.1
         Termination Reimbursement         Section 12.20
         Title Commitment                  Section 5.1
         Title Policy                      Section 5.4


                              ARTICLE 2 - Property

         2.1 Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "Property"):

                  2.1.1 Real Property. The land described in Exhibit A attached hereto (the "Land"), together with (i) all improvements located thereon, if any ("Improvements"), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto including, without limitation, the Drainage Easement described in Section 6.6 hereof, and (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the "Real Property").

                  2.1.2   [Intentionally Omitted]
                  2.1.3 Tangible Personal Property. All of Seller's right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the "Tangible Personal Property").

                  2.1.4 Intangible Personal Property. All of Seller's right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller's rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable); warranties (to the extent assignable); contract rights, permits and approvals related to the construction, operation, ownership or management of the Real Property, including, without limitation, those listed on Exhibit D attached hereto (but only to the extent assignable and Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); governmental permits,  approvals  and  licenses,  if any  (to  the  extent  assignable);  and telephone exchange numbers (to the extent assignable) (collectively the "Intangible Personal Property").


                            ARTICLE 3 - Earnest Money

         3.1 Deposit and Investment of Earnest Money. Within three (3) business days after the Effective Date, Purchaser shall deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

         3.2 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier's check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

         3.3 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.5, Escrow Agent shall pay the Earnest Money (less an amount equal to the Termination Reimbursement) to Purchaser one (1) business day following receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money (less an amount equal to the Termination Reimbursement) to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to
Section 4.5. Notwithstanding anything herein to the contrary, in all events where the Earnest Money is to be returned to Purchaser, other than in case of Seller's default hereunder, a portion of the Earnest Money equal to the Termination Reimbursement shall be delivered to Seller as reimbursement to Seller pursuant to Section 12.20. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to
Section 4.5, Escrow Agent is authorized to deliver the Earnest Money (or portion thereof) to the party hereto entitled to same pursuant to the terms hereof on or before the fifth (5th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money (or portion thereof). In such event, Escrow Agent may interplead the Earnest Money (or portion thereof in dispute) into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.


                            ARTICLE 4 - Due Diligence

         4.1 Due Diligence Materials To Be Delivered. To the extent such items are in Seller's possession or in the possession of Seller's agents, employees or contractors, Seller shall deliver to Purchaser the following (the "Property Information") on or before the Property Information Delivery Date:

                  4.1.1 Development Related Contracts. Copy of any contracts between Seller and third party service providers in connection with the development of the Property undertaken by Seller, including, without limitation, any agreements by and between Seller and any architect, environmental and engineering firm, and civil, structural, HVAC, geotechnical or traffic engineer;

 4.1.2   [Intentionally Omitted]

 4.1.3 Reports. Copy of any environmental and engineering reports or site assessments related to the Property prepared for the benefit of Seller;

 4.1.4 Tax Statements. Copy of ad valorem tax statements relating to the Property for the current tax period;

 4.1.5 Title and Survey. Copy of Seller's most current title insurance information and survey of the Property;

 4.1.6   [Intentionally Omitted]

 4.1.7   Personal Property.  A list of Tangible and Intangible Personal
         Property; and

 4.1.8 Leasing Commissions. A list of contingent leasing commissions with respect to the Property, if any.

 4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller's possession or in the possession of Seller's agents, employees or contractors, Seller shall make available to Purchaser for Purchaser's review, at Seller's option at either the offices of Seller's Asset Manager or property manager or at the Property, the following items and information (the "Additional Property Information") on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

4.2.1 [Intentionally Omitted]

4.2.2 [Intentionally Omitted]

4.2.3 [Intentionally Omitted]

4.2.4 Licenses, Permits and Certificates of Occupancy.
Licenses, permits and certificates of occupancy relating to or authorizing construction or operation of a building or improvements on the property.

4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Purchaser must give Seller twenty-four (24) hours' prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller's prior written consent (which consent shall not be unreasonably withheld or conditioned), (ii) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of comprehensive general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller and Asset Manager as additional insureds thereunder, and (iii) all such tests shall be conducted by Purchaser in compliance with Purchaser's responsibilities set forth in Section 4.12 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.8 hereof, Purchaser or Purchaser's representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least forty-eight (48) hours in advance by telephone or fax to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

         During the Inspection Period Purchaser shall review the contracts listed on Exhibit D attached hereto and notify Seller prior to the termination of the Inspection Period as to which contracts Purchaser has elected to take assignment of and assume obligations thereunder arising from and after the Closing Date (the "Assumed Contracts"). It shall be a condition to Purchaser's obligation to close on the Closing Date that any and all consents required in connection with the assignment and assumption of the Assumed Contracts be delivered on the Closing Date.

4.4      [Intentionally Omitted]

4.5 Due Diligence/Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (i) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the "Property Documents") and the Property and, in Purchaser's sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (ii) obtain all necessary internal approvals, and (iii) satisfy all other contingencies of Purchaser, including those listed in Section
6.1.4 below. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the "Due Diligence Termination Notice") on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.5, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.6 Return of Documents and Reports.  If this Agreement  terminates for any reason other than Seller's default hereunder, Purchaser shall promptly return and/or deliver to Seller all Property Documents and copies thereof. Additionally, if this Agreement terminates for any reason other than Seller's default, then Purchaser must deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the "Reports" and, individually, a "Report") prepared for Purchaser in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Purchaser's obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.7      [Intentionally Omitted]

4.8 Proprietary  Information;  Confidentiality.  Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons providing financing or who are responsible for determining the feasibility of Purchaser's acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, "Permitted Outside Parties"). At any time and from time to time, within two (2) business days after Seller's request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents. Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.8. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

4.9 No Representation or Warranty by Seller . Purchaser acknowledges that, except as expressly set forth in this Agreement, neither Seller nor Asset Manager has made nor makes any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller and Asset Manager. Seller and Asset Manager expressly disclaim any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller and Asset Manager have not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

4.0 Purchaser's Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (i) not interfere with the operation and maintenance of the Property; (ii) not damage any part of the Property; (iii) not injure or otherwise cause bodily harm to Seller, Asset Manager, or their respective agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (iv) comply with all applicable laws; (v) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (vi) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (vii) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.8 above, or except as may be otherwise required by law.

4.11  Purchaser's  Agreement to Indemnify.  Purchaser  indemnifies  and holds Seller and Asset Manager harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of Purchaser's inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.3, 4.8 and 4.10; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser's actions do not aggravate any pre-existing liability of Seller. Purchaser also indemnifies and holds any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser's breach of its obligation under Section 4.8 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser's obligations under this Section 4.11 shall survive the termination of this Agreement and shall survive the Closing.
4.12 Environmental Studies; Seller's Right to Terminate. As additional consideration for the transaction contemplated in this Agreement, Purchaser must provide to Seller, immediately following the receipt of same by Purchaser, copies of any and all reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledges that Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.11 above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller's reliance thereon or arising out of the fact that Purchaser merely conducted such tests or studies, so long as Purchaser's actions do not aggravate any pre-existing liability of Seller. In the event that such reports, tests or studies indicate the existence or reasonable potential existence of any contamination of any portion of the Property that is not disclosed in the Property Documents and that is material
(meaning that the reasonably estimated cost of remediation and/or other liability associated therewith, as determined by Seller's environmental consultants, exceeds $100,000.00), then Seller may terminate this Agreement by giving written notice to Purchaser within ten (10) business days after Purchaser has provided Seller with copies of such reports, tests or studies, whereupon the Earnest Money (less the Termination Reimbursement, which shall be delivered to Seller) shall be returned to Purchaser, the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof, and Seller shall pay to Purchaser an amount equal to the lesser of (A) Purchaser's actual out-of-pocket expenditures incurred directly in connection with negotiating this Agreement and/or conducting due diligence activities contemplated hereunder, or (B) Twenty-Five Thousand and No/100 Dollars ($25,000.00), provided, however, that Purchaser must make written demand of Seller for such reimbursement and provide Seller reasonable supporting documentation of actual expenditures within thirty (30) days of the termination of this Agreement, and if Purchaser fails to provide such written demand and supporting documentation within such thirty (30) day period, then Purchaser shall be deemed to have forever waived its right to recover any amount from Seller.


                          ARTICLE 5 - Title and Survey

5.1 Title Commitment. Purchaser shall cause to be prepared and delivered to Seller on or before the Title Commitment Delivery Date: (i) a current commitment for title insurance or preliminary title report (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price and on a ALTA 1992 Standard Form commitment, with Purchaser as the proposed insured, and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

5.2 New or Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey ("Survey") as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser's objectives.

5.3 Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser's consent. The term "Permitted Exceptions" shall mean: the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that Seller is not required to remove as provided above; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period; real estate taxes not yet due and payable; tenants under any leases; and any licensees not terminated as of Closing.

5.4  Delivery of Title  Policy at Closing.  In the event that the Title
Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner's title policy in accordance with the Title Commitment, insuring good, clear and marketable title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the "Title Policy"), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money (less the Termination Reimbursement, which shall be delivered to Seller) shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.


      ARTICLE 6 - Operations, Risk of Loss, and Covenants Prior to Closing

         6.1 Ongoing Operations. From the Effective Date through Closing, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days' prior notice.

         6.2      [Intentionally Omitted]

         6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (i) terminate this Agreement, in which case the Earnest Money (less the Termination Reimbursement, which shall be delivered to Seller) shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (ii) above.

         6.4 New Subdivision Plan. The Property is comprised of (i) an approximate one (1) acre portion (the "One Acre Portion") out of a parcel currently containing approximately 9.77 acres and known as 5 Omni Way, Chelmsford, Massachusetts and described as Lot 2A on Exhibit A attached hereto (the "5 Omni Way Parcel"), said 5 Omni Way Parcel being a registered parcel subject to the jurisdiction of the Land Court of Massachusetts, and (ii) all of a parcel containing approximately 9.16 acres and known as 297 Billerica Road, Chelmsford, Massachusetts, and described as Lot 1 A on Exhibit A attached hereto (the "Non-Registered Parcel"), which is not a registered parcel. It is the parties' intent that the One Acre Portion be subdivided from the 5 Omni Way Parcel pursuant to a new subdivision plan (the "New Subdivision Plan") that must be approved by the Land Court of Massachusetts. Seller has heretofore been pursuing approval of the New Subdivision Plan and will continue to use reasonable efforts to obtain such approval prior to the Outside Date for Closing. Among other things, such approval will require that the current tenant of the 5 Omni Way Parcel, Sun Microsystems, Inc. ("Sun Microsystems"), agree to release the One Acre Portion from its leasehold estate by the execution of an amendment to its existing lease, and further that Seller's current mortgagee of the 5 Omni Way Parcel ("Seller's Lender") agree to release the One Acre Parcel from the lien of its mortgage. Seller shall use reasonable efforts to cause Sun Micro Systems to agree to release the One Acre Portion from its leasehold estate, and to cause Seller's Lender to release the One Acre Portion from the lien of its mortgage, prior to the Outside Date for Closing, but Seller shall not be obligated to incur any material cost or expense whatsoever in connection therewith, except that Seller agrees to pay the release price required by Seller's Lender, and Seller shall further pay any reasonable, usual and customary legal fees of Seller's counsel (but not any legal fees or other fees that may be charged by Seller's Lender) in connection with said release. Purchaser shall reasonably cooperate with Seller in satisfying the conditions of this paragraph, and shall reimburse Seller for its costs and expenses in connection therewith in accordance with the terms of Section 12.20 hereof. Approval of the New Subdivision Plan is a condition precedent to both Seller's and Purchaser's obligation to close in accordance with Subsection 7.2.4 hereof. The provisions of Section 12.22 hereof shall apply with respect to this paragraph.

         6.5 New Lease for 2 Omni Way. Seller and Purchaser intend to negotiate and enter into a new lease agreement (the "2 Omni Way Lease") pursuant to which Purchaser, as tenant, will lease from Seller, as landlord, that certain building owned by Seller adjacent to the Property and known as 2 Omni Way, Chelmsford, Massachusetts (the "2 Omni Way Building"). Seller and Purchaser will negotiate in good faith and use reasonable efforts to execute and enter into the 2 Omni Way Lease prior to the Outside Date for Closing. The 2 Omni Way Lease is and shall be subject to and conditioned on (i) termination of the existing lease agreement between Seller and Sun Microsystems pursuant to which Sun Microsystems currently leases from Seller the 2 Omni Way Building, and (ii) vacation of the 2 Omni Way Building by Sun Microsystems. Seller shall use reasonable efforts to cause Sun Microsystems to terminate its lease and vacate the 2 Omni Way Building, but Seller shall not be obligated to incur any material cost or expense whatsoever in connection therewith. Satisfaction of the foregoing requirements is a condition to Purchaser's obligation to close in accordance with Subsection 7.2.5 hereof, and if by the Outside Date for Closing the 2 Omni Way Lease has not been executed and entered into by Seller and Purchaser and/or if Sun Microsystems has not terminated its lease and vacated the 2 Omni Way Building, then Purchaser shall have the right to terminate this Agreement, in which event the Earnest Money (less the Termination Reimbursement, which shall be delivered to Seller) shall be returned to Purchaser. The provisions of
Section 12.22 hereof shall apply with respect to this paragraph.

         6.6 Drainage Easement; Sun Microsystems' Consent. Both parties acknowledge the need for a non-exclusive drainage easement benefitting the Property (the "Drainage Easement") over and across the 5 Omni Way Parcel as shown on the Plan attached hereto as Exhibit F-1. Seller and Purchaser agree that the form of Drainage Easement shall be substantially in the form of Exhibit F-2 hereto. Final approval of the Drainage Easement is and shall be conditioned on the current tenant of the 5 Omni Way Parcel, Sun Microsystems, and Seller's Lender each consenting in writing to the Drainage Easement and on Seller's Lender subordinating its lien to the Drainage Easement. Seller shall use reasonable efforts to cause Sun Microsystems and Seller's Lender each to consent in writing to the Drainage Easement (and Seller's Lender to subordinate its lien to the Drainage Easement) prior to the Outside Date for Closing, but Seller shall not be obligated to incur any cost or expense whatsoever in connection therewith. If the foregoing requirements have been satisfied as of Closing, then at Closing Seller shall execute the Drainage Easement document and have same recorded in the real property records of the county in which the Property is located. Satisfaction of the foregoing requirements is a condition to Purchaser's obligation to close in accordance with Subsection 7.2.6 hereof, and if by the Outside Date for Closing the foregoing requirements have not been satisfied, then Purchaser shall have the right to terminate this Agreement, in which event the Earnest Money (less the Termination Reimbursement, which shall be delivered to Seller) shall be returned to Purchaser. The provisions of
Section 12.22 hereof shall apply with respect to this paragraph.

         6.7 Building Permit. Purchaser, at Purchaser's sole cost and expense, shall, as soon as reasonably possible after the Effective Date, make application with the appropriate municipal authorities to obtain a building permit for the construction of a three (3) story, approximate 127,000 square feet office building on the Property; provided, however, prior to submitting any application, filing or any other document in connection therewith, Purchaser shall submit same to Seller for Seller's approval, which approval shall not be unreasonably withheld or delayed so long as Purchaser is otherwise not in default under the terms of this Agreement. Purchaser shall diligently pursue the building permit and use all reasonable efforts to obtain said permit as soon as reasonably possible. Seller shall reasonably cooperate with Purchaser in this regard, but shall not be obligated to incur any cost or expense whatsoever in connection therewith. The issuance of a building permit shall be a condition to Purchaser's obligation to close, and if Purchaser has not obtained the building permit or is otherwise not satisfied with the status of the building permit process prior to the Outside Closing Date, then Purchaser shall have the right to terminate this Agreement, in which event the Earnest Money (less the Termination Reimbursement, which shall be delivered to Seller) shall be returned to Purchaser.


                               ARTICLE 7 - Closing

         7.1 Closing. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

         7.2 Conditions to Parties' Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

                  7.2.1  Representations  and  Warranties.   The  other  party's
representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

                  7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

                  7.2.3 Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party's ability to perform its obligations under this Agreement.

                  7.2.4 Release of One Acre Portion; New Subdivision Plan. The releases from Sun Microsystems and Seller's Lender shall have been obtained in accordance with Section 6.4, and the New Subdivision Plan shall have been approved by the Land Court of Massachusetts. Notwithstanding anything herein to the contrary, if this condition has not been satisfied by the Outside Date for Closing, then either party may terminate this Agreement, in which event the Earnest Money (less an amount equal to the Termination Reimbursement, which shall be delivered to Seller) shall be delivered to Purchaser.

         In addition to the foregoing conditions, the following shall be additional conditions to Purchaser's obligation to consummate the transactions contemplated hereunder:

                  7.2.5 New Lease for 2 Omni Way. The 2 Omni Way Lease shall have been executed and entered into by Seller and Purchaser, and the other conditions set forth in Section 6.5 shall have been satisfied. Notwithstanding anything herein to the contrary, if this condition has not been satisfied by the Outside Date for Closing, then Purchaser may terminate this Agreement, in which event the Earnest Money (less an amount equal to the Termination Reimbursement, which shall be delivered to Seller) shall be delivered to Purchaser.

                  7.2.6 Consent to Drainage Easement. Sun Microsystems and Seller's Lender shall have consented to the Drainage Easement, and Seller's Lender shall have subordinated its lien to the Drainage Easement, in accordance with Section 6.6. Notwithstanding anything herein to the contrary, if this condition has not been satisfied by the Outside Date for Closing, then Purchaser may terminate this Agreement, in which event the Earnest Money (less an amount equal to the Termination Reimbursement, which shall be delivered to Seller) shall be delivered to Purchaser.

                  7.2.7 Building Permit. Purchaser shall have obtained the building permit contemplated by Section 6.7. Notwithstanding anything herein to the contrary, if this condition has not been satisfied by the Outside Date for Closing, then Purchaser may terminate this Agreement, in which event the Earnest Money (less an amount equal to the Termination Reimbursement, which shall be delivered to Seller) shall be delivered to Purchaser.

         So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

         7.3 Seller's Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

                  7.3.1 Deed. A quitclaim deed in substantially the form attached hereto as Exhibit E, executed and acknowledged by Seller, conveying to Purchaser Seller's interest in the Real Property, subject to the Permitted Exceptions (the "Deed");

                  7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit B attached hereto (the "Assignment"), executed and acknowledged by Seller, vesting in Purchaser, without warranty (except for title), Seller's right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable. The Assignment shall be accompanied by any and all consents necessary for the assignment and assumption of the Assumed Contracts which Purchaser has elected to assume pursuant to
Section 4.3 thereof.

                  7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property.

                  7.3.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

                  7.3.5 Drainage Easement. If the requirements of Section 6.6 are satisfied, the Drainage Easement document agreed to by Seller and Purchaser substantially in the form of Exhibit F-2 attached hereto, executed and acknowledged by Seller;

                  7.3.6 2 Omni Way Lease. If the requirements of Section 6.5 are satisfied, the 2 Omni Way Lease agreed to by Seller and Purchaser, executed by Seller;

                  7.3.7 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

                  7.3.8 Schedule of Additional Costs. A schedule, certified by Seller, of additional costs reasonably incurred by Seller subsequent to the date through which the actual costs listed on Exhibit H are current, which additional costs must be substantially consistent with the types of projected costs listed on Exhibit H attached hereto; and

                  7.3.10 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

                  7.4 Purchaser's Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

                  7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;

                  7.4.2 ERISA Letter. A letter to Seller in the form of Exhibit C attached hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

                  7.4.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

                  7.4.4 Drainage Easement. If the requirements of Section 6.6 are satisfied, the Drainage Easement document agreed to by Seller and Purchaser, substantially in the form of Exhibit F-2 attached hereto, executed and acknowledged by Purchaser; and

                  7.4.5 2 Omni Way Lease. If the requirements of Section 6.5 are satisfied, the 2 Omni Way Lease agreed to by Seller and Purchaser, executed by Purchaser;

                  7.4.6 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

         7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

         7.6 Purchase Price. At or before 1:00 p.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent's escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

         7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

         7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser's property manager or to the Real Property to the extent in Seller's or its property manager's possession or control: Lease Files; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.


                  ARTICLE 8 - Prorations, Deposits, Commissions

         8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (but including) the date of Closing: Any income and rents; fees and assessments; prepaid expenses and obligations; accrued operating expenses; real and personal ad valorem taxes ("Taxes"); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations:

                  8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

                  8.1.2 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

         8.2      [Intentionally Omitted]

         8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

         8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.
         8.5      [Intentionally Omitted]
         8.6 Commissions. Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing.


                   ARTICLE 9 - Representations and Warranties

         9.1 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:

                  9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed and is authorized to do business and is in good standing in the Commonwealth of Massachusetts. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and (subject to the expressed conditions set forth in this Agreement) to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

                  9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller's knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

                  9.1.3 Tenant/Leases. As of the Effective Date, there are no tenants of the Property.

                  9.1.4 Service Contracts. To Seller's knowledge, there are no service contracts with respect to the Property.

                  9.1.5 Notices from Governmental Authorities. To Seller's knowledge, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents.


                  9.1.6. Project Costs. The project costs listed on Exhibit H and any additional costs incurred by Seller between the Effective Date and the Closing were incurred in good faith by Seller in connection with the development of the Property and the costs and any such additional costs are true and correct in all material respects and represent arms-length transactions between Seller and the parties to whom such costs are payable.

                  9.1.7. Sun Microsystem Agreements. To Seller's knowledge, the agreements of Sun Microsystems as described in Sections 6.4 and 6.6 hereof have been, or as of Closing will have been, duly authorized and executed by Sun Microsystems and are, or as of Closing will be, valid and binding agreements in accordance with their respective terms.

         9.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

                  9.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing as a corporation in good standing in the State of Delaware and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

                  9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

         9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months (the "Survival Period"). Terms such as "to Seller's knowledge," "to the best of Seller's knowledge" or like phrases mean the actual present and conscious awareness or knowledge of Paul Douglas, asset manager of the Property ("Asset Manager's Employee"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Asset Manager's Employee or any other officer or employee of Seller or its Asset Manager, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $15,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Furthermore, Purchaser agrees that the maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Agreement is limited to $250,000.00. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.


                        ARTICLE 10 - Default and Remedies

         10.1 Seller's Remedies. If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser's representations or warranties are breached in any material respect, Seller shall be entitled, as its sole remedy (except as provided in Sections 4.11, 8.6, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 or in Exhibit G to the contrary, in the event of Purchaser's default and a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. In all other events Seller's remedies shall be limited to those described in this Section 10.1 and Sections 4.11, 8.6, 10.3 and 10.4 hereof.

         10.2 Purchaser's Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, Purchaser shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if
Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before twenty (20) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within three (3) months following the scheduled Closing Date. Purchaser's remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. If, however, the equitable remedy of specific performance is not available, Purchaser may seek any other right or remedy available at law or in equity; provided, however, that in no event shall Seller's liability exceed the Earnest Money, if it is not refunded to Purchaser), plus the lesser of (i) $75,000.00 or
(ii) the actual reasonable out-of-pocket expenses incurred by Purchaser and paid
(A) to Purchaser's attorneys in connection with the negotiation of this Agreement and (B) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to Article 4. For purposes of this provision, specific performance shall be considered not available to Purchaser only if a court of competent jurisdiction (or an arbitrator, as per Exhibit G) determines conclusively that Purchaser is entitled to specific performance on the merits of its claim but said court or arbitrator is unable to enforce specific performance due to reasons beyond the control of the court or arbitrator. IN NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

         10.3 Attorneys' Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such claims.

         10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.


                 ARTICLE 11 - Disclaimers, Release and Indemnity

         11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Asset Manager have not at any time made and are not now making, and they specifically disclaim, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills,
(xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

         11.2 Sale "As Is, Where Is." Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, the Asset Manager of the Property, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser's inspections and investigations.

Purchaser's Initials

         11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller and Asset Manager from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), regarding the condition (including the presence in the soil, air, indoor air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever. Purchaser further hereby WAIVES (and by closing this transaction will be deemed to have waived) any and all objections to or complaints regarding (including, but not limited to, federal, state, municipal and common law based actions), or any private right of action under, state and federal law to which the Property is or may be subject, including, but not limited to, CERCLA, RCRA, physical characteristics and existing conditions, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

         11.4 "Hazardous Materials" Defined. For purposes hereof, "Hazardous Materials" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible, and infectious materials.

         11.5     [Iintentionally Omitted]

         11.6 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

         Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.


                           ARTICLE 12 - Miscellaneous

         12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (i) the Assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser, (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii) the Inspection Period shall be deemed to have ended, (iv) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser's obligations, and (v) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least ten (10) days prior to Closing.

         12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

         12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

         12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

         12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

         12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

    12.7     Time.  Time is of the essence in the performance of this Agreement.

         12.8 Confidentiality. Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.8, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser.

         12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section
1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day with delivery made after such hours to be deemed received the following business day. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

         12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         12.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.
         12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than facsimile.

         12.13 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.

         12.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

         12.15 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

         12.16 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

         12.17 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Asset Manager and Purchaser only and are not for the benefit of any third party (other than Asset Manager), and accordingly, no third party (other than Asset Manager) shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser's indemnity obligation under Section 4.11 hereof.

         12.18 Asset Manager: Designated Representative. Seller has engaged Archon Group, L.P. or affiliated companies ("Asset Manager") to provide certain asset management services with respect to the Property, including acting as a liaison between Seller and Purchaser in connection with the Property and this
Agreement. The Asset Manager will appoint one or more representatives ("Designated Representative(s)") to deal with Purchaser. Whenever any approval, acceptance, consent, direction or action of Seller is required pursuant to this Agreement, Purchaser shall send to the Designated Representative a written notice requesting same, which notice shall: (i) describe in detail the matter for which such approval, acceptance, consent, direction or other action of Seller is requested; (ii) be accompanied by a copy of any contract, agreement or other document to be executed by Seller evidencing such approval, consent, acceptance, direction or action of Seller; and (iii) be accompanied by such other documents, written explanations and information as may be reasonably necessary to explain the request fully and completely. The Asset Manager will communicate Seller's response to any such requests to Purchaser.

         12.19 Mandatory Arbitration. The parties have agreed to submit certain disputes to mandatory arbitration in accordance with the provisions of Exhibit G attached hereto and made a part hereof for all purposes.

         12.20 Termination Reimbursement. Notwithstanding anything herein to the contrary, in all events where the Earnest Money is to be returned to Purchaser, other than in case of (i) Seller's default and failure to close hereunder or
(ii) failure of Seller to obtain from Seller's Lender the release of the One Acre Portion as contemplated by Section 6.4, or (iii) failure of Seller to be ready, willing and able to deliver marketable title to the Property (subject to the Permitted Exceptions) to Purchaser in accordance with this Agreement, a portion of the Earnest Money equal to the sum of all costs and expenses incurred by Seller from and after December 19, 1998 in connection with the prospective development of the Property, including without limitation those costs and expenses listed on Exhibit H attached hereto, to the extent said costs were incurred on or after December 19, 1998, and additional costs and expenses incurred subsequent to the date through which the actual costs listed on Exhibit H are current (collectively, the "Termination Reimbursement"), shall be delivered to Seller as reimbursement to Seller, Purchaser having agreed to reimburse Seller for all such costs incurred from and after December 19, 1998, regardless of whether Purchaser closes on the transaction, as consideration to Seller for entering into this Agreement. If the amount of the Termination Reimbursement exceeds the Earnest Money, then the entire Earnest Money shall be delivered to Seller and Purchaser shall immediately pay to Seller the remainder of the Termination Reimbursement, which obligation shall survive the termination of this Agreement.

         12.21. Further Assurances. Notwithstanding anything hereto to the contrary, Seller agrees that if Purchaser reasonably determines that other permits and approvals are required for the development of the Property in accordance with existing permits and approvals and otherwise as currently contemplated, Seller will take no action adverse to the interests of Purchaser with respect to any such proceeding and will cooperate with Purchaser in all reasonable respects in connection with any such proceeding, but Seller shall not be obligated to incur any liability or material expense in connection therewith. This Section 12.21 shall survive the Closing for a period of one (1) year.

         12.22. W9/TIB. It is acknowledged that W9/TIB Real Estate Limited Partnership, a Delaware limited partnership ("W9/TIB"), a related entity to Seller, is the current owner of the 5 Omni Way Parcel (of which the One Acre Portion is a part) and the 2 Omni Way Building. For purposes of Sections 6.4, 6.5, 6.6 and 12.23 hereof, and with respect to any expressed covenant on the part of Seller that pertains to the 5 Omni Way Parcel and/or the 2 Omni Way Building, Seller agrees to cause W9/TIB to perform or to cooperate with Seller in permitting Seller to perform said covenants. Without limiting the generality of the foregoing, and subject to the provisions of Section 6.4, Seller intends to have W9/TIB convey the One Acre Portion to Seller prior to Closing.

         12.23 Telecommunication Easement. Seller agrees that at any time within twelve (12) months after the Closing (the "Telecommunications Easement Period"), if requested by Purchaser in writing and subject to the conditions set forth below, Seller shall grant a non-exclusive easement (the "Telecommuncations Easement") for the installation of telecommuncations equipment over and across the 5 Omni Way Parcel and connecting the 2 Omni Way Building to the Property. Additionally, if at the time the Telecommunications Easement is executed Purchaser, as tenant, has entered into a binding, written lease of the building located at 4 Omni Way, Chelmsford, Massachusetts (the "4 Omni Way Building"), then at Purchaser's written request the Telecommunications Easement shall also serve to connect the 4 Omni Way Building to the Property. The Telecommunications Easement shall survive only for so long as Purchaser remains a tenant of the 2 Omni Way Building or the 4 Omni Way Building. Seller and Purchaser agree that the form of written instrument evidencing the Telecommunications Easement shall be in a form which is usual and customary for easements of this type (subject to each party's reasonable approval and subject to the requirements of this Section 12.23) and further agree to negotiate in good faith in order to reach a mutually acceptable form of Telecommunications Easement instrument. Additionally, the location of the Telecommunications Easement across the 5 Omni Way Parcel shall be as directed by Seller, at Seller's sole but reasonable discretion. Final approval of the Telecommunications Easement is and shall be conditioned on the current tenant of the 5 Omni Way Parcel, Sun Microsystems, and Seller's Lender each consenting in writing to the Telecommunications Easement. Seller shall use reasonable efforts to cause Sun Microsystems and Seller's Lender each to consent in writing to the Telecommunications Easement as soon as reasonably possible after Seller and Purchaser have agreed on the form and location of the
Telecommunications  Easement,  but Seller  shall not be  obligated  to incur any material cost or expense whatsoever in connection therewith. All costs associated with the installation of any telecommunications equipment and the perpetual maintenance thereof shall be borne solely by Purchaser, and Purchaser shall indemnify Seller from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys' fees) arising from the Telecommunications Easement. Only telecommunications equipment that is normal and customary for communications between buildings such as the office building contemplated to be built on the Land, the existing 2 Omni Way Building and the existing 4 Omni Way Building, and otherwise acceptable to Seller, in Seller's reasonable discretion, shall be permitted. If for any reason the Closing does not occur or Purchaser does not request the Telecommunications Easement in writing prior to the expiration of the Telecommunications Easement Period, or if Purchaser does request the Telecommunications Easement during the Telecommunications Easement Period but thereafter the condtions to Seller's obligations under this Section 12.23 are not satisfied, then Seller's obligation to grant the Telecommunications Easement shall forever terminate and be of no further force or effect. The agreements set forth in this Section 12.23 shall survive the Closing.

                         SIGNATURE PAGE TO AGREEMENT OF
                                PURCHASE AND SALE
                                 BY AND BETWEEN
                    W9/TIB-L REAL ESTATE LIMITED PARTNERSHIP
                                       AND
                               KRONOS INCORPORATED


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.


                 SELLER: W9/TIB-L Real Estate Limited Partnership,
                         a Delaware limited partnership

                 By: W9/TIB-L, Gen-Par,Inc., a Delaware corporation, General Partner


Date executed by Seller:          By:/s/ S.M. Abelman
March 29, 1999                    Name: Stephen M. Abelman
                                  Title: Assistant Vice President


                 PURCHASER:

                 Kronos Incorporated, a Massachusetts corporation


Date executed by Purchaser:        By:/s/ Lloyd B. Bussell
March 19, 1999                     Name:  Lloyd B. Bussell
                                   Title: Vice President, Manufacturing

                             JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Initial Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.


                        Chicago Title Insurance Company,
                        a ______________________________


Date executed by Escrow Agent:        By:/s/ Sharon A. Sbordon
                                      Name:  Sharon A. Sbordon
                                      Title: Escrow Officer

                                LIST OF EXHIBITS


A        -      Legal Description of Real Property

B        -      Bill of Sale, Assignment and Assumption of Leases and Contracts

C        -      ERISA Letter

D        -      Contract Rights, Permits and Approvals

E        -      Form of Deed

F-1      -      Site Plan of Drainage Easement

F-2      -      Form of Drainage Easement

G        -      Mandatory Arbitration

H        -      Development Costs and Expenses

Agreement of Purchase and Sale - (Kronos Building, Boston, Massachusetts)

                                    EXHIBIT A
                                LEGAL DESCRIPTION

                                 [see attached]

Agreement of Purchase and Sale - (Kronos Building, Boston, Massachusetts)
                                    EXHIBIT B


                     BILL OF SALE, ASSIGNMENT AND ASSUMPTION
                               (name of property)


         THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION is made as of the _____ day of __________________, by and between ______________ REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership ("Assignor"), and _______________, a ____________ ("Assignee").

                                                         W I T N E S S E T H:

         For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged Assignor hereby agree as follows:

         1. Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

                  a. All right, title and interest of Assignor in and to all tangible personal property ("Personalty") set forth in the inventory on Exhibit A attached hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of __________, State of ____________, as more particularly described in Exhibit B attached hereto and made a part hereof ("Real Property"), but excluding tangible personal property owned or leased by Assignor's property manager.

                  b. To the extent assignable, all right, title and interest of Assignor in and to any and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance), if any, which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer, along with any plans and specifications and other architectural and engineering drawings for the Real Property, permits and approvals or development rights for the development of additional improvements or associated with the existing improvements, including, without limitation, those set forth on Exhibit D attached hereto and made a part hereof, (collectively, the "Contracts").

         2. This Bill of Sale, Assignment and Assumption is given pursuant to that certain Agreement of Sale and Purchase (as amended, the "Purchase Agreement ") dated as of _____________, between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty, the Tenant Leases and the Contracts.

         3. As set forth in Article 11 of the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE ___________ UNIFORM COMMERCIAL CODE.

         4. Assignee hereby accepts the assignment of the Personalty, the Tenant Leases and the Contracts and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date hereof. Additionally, but without limiting the generality of the foregoing, Assignee agrees to assume and discharge all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses incurred with respect to Leases and Lease renewals and extensions executed subsequent to the Effective Date of the Agreement and those set forth on Exhibit E attached hereto.

         5. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys' fees) arising out of or relating to Assignee's failure to perform any of the foregoing obligations arising from and accruing on or after the date hereof.

         6. Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys' fees) arising out of or relating to Assignor's failure to perform any of the obligations of Assignor under the Tenant Leases or Contracts, to the extent accruing prior to the date hereof.

         7. This Bill of Sale, Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

                                            ASSIGNOR:

                   __________ REAL ESTATE LIMITED PARTNERSHIP,
                         a Delaware limited partnership

                                            By:      ____________ Gen-Par, Inc.,
                                                     a Delaware corporation,
                                                     its general partner


                                                     By:
                                                     Name:
                                                     Title:



                                            ASSIGNEE:

                                            -------------------------,
                                            a _______________________


                                            By:
                                            Name:
                                            Title:


               [INSERT APPROPRIATE ACKNOWLEDGMENTS FOR THE STATE]


Exhibit A         Personalty
Exhibit B         Real Property
Exhibit C         Tenant Leases
Exhibit D         Contracts
Exhibit E         Lease Costs and Expenses

                                      [PG NUMBER]

Agreement of Purchase and Sale - (Kronos Building, Boston, Massachusetts)
                                    EXHIBIT C


                                  ERISA LETTER


____________________, 199__



______________ Real Estate Limited Partnership



         Re:      Acquisition of [Property] in [City, State]

Ladies and Gentlemen:

         The undersigned represents to you that [Purchaser], or any affiliates thereof, or any firm, person or entity providing financing for the purchase of the entire interest of _______________ Real Estate Limited Partnership in the above-described property (the "Property") are not using the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and covered under Title I,
Part 4 of the ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations under that certain Agreement of Purchase and Sale dated __________________, 199__, with respect to the Property by and between _______________ Real Estate Limited Partnership, as Seller, and the undersigned, as Purchaser, including the acquisition of the Property.

                                                     Very truly yours,

                                                            ,
                                                     a
                                              By:
                                                     Name:
                                                     Title:

                                                                 9
Agreement of Purchase and Sale - (Kronos Building, Boston, Massachusetts)
                                    EXHIBIT D

                 LIST OF CONTRACT RIGHTS, PERMITS AND APPROVALS


                                 [see attached]

                                    EXHIBIT E

                                  FORM OF DEED



COMMONWEALTH OF MASSACHUSETTS       ss.
                                                            ss.
COUNTY OF                                            ss.


         W9/TIB-L REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership having its usual place of business at c/o Archon Group, L.P., 600 Las Colinas Boulevard, Suite 1900, Irving, Texas 75039 ("Grantor"), for consideration paid, and in full consideration of the sum of Dollars ($ ) grants to , a ("Grantee"), whose address is , with QUITCLAIM COVENANTS, all of that certain real property in County, Massachusetts, as more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, subject to, however, and with the benefit of, all rights, agreements, easements, reservations and restrictions of record, insofar as the same are or may be in force and enforceable, along with the rights of tenants in possession pursuant to unrecorded leases and to the lien of real property taxes for fiscal year 1999 (i.e., the taxes assessed as of January 1, 1998) and subsequent years to the extent not yet due and payable, which taxes Grantee, by acceptance and recording of this Deed, assumes and agrees to pay.

         IN WITNESS WHEREOF, the said Grantor has caused these presents to be signed, acknowledged and delivered in its name and behalf by , Assistant Vice President of , Inc., its general partner hereto duly authorized, this day of , 1999 and signed in the presence of:


Name:
                         GRANTOR:

                         W9/TIB-L REAL ESTATE LIMITED
                         PARTNERSHIP,
                         a Delaware limited partnership

                         By:                                         , Inc.,
                                                     a Delaware corporation,
                              General Partner


                                      By:
                                     Name:
                                     Title:
THE STATE OF ___________ ss.
                                          ss.
COUNTY OF ___________               ss.

         Then personally appeared before me ,the __________________________ of , Inc., a Delaware corporation, in its capacity as managing general partner of W9/TIB-L Real Estate Limited Partnership, a Delaware limited partnership, and acknowledged that he/she executed the foregoing instrument as the of , Inc., a Delaware corporation, on behalf of said corporation, in its capacity as managing general partner of W9/TIB-L Real Estate Limited Partnership, a Delaware limited partnership, and further acknowledged the foregoing instrument to be his/her free act and deed and the free act and deed of , Inc., a Delaware corporation, in its capacity as managing general partner of W9/TIB-L Real Estate Limited Partnership, a Delaware limited partnership.



                                    Notary Public in and for the State of


{PERSONALIZED SEAL}                         Print Name of Notary:


My Commission Expires:







____________________________ 19___________
at ____________ o'clock and _______ minutes ___.m.
Received and entered with _______________________
__________________________________________ Deeds
Book _______________, Page ______________
Attest:
--------------------------------------
                                    Register

RETURN TO:




                           __________________

         EXHIBIT F-1

                         SITE PLAN OF DRAINAGE EASEMENT


                                 [see attached]

EXHIBIT F-2

                            FORM OF DRAINAGE EASEMENT


                                 [see attached]

                                    EXHIBIT G

                              MANDATORY ARBITRATION

The parties have agreed to submit certain disputes to mandatory arbitration in accordance with the following provisions:

         Scope of Arbitration. The parties to this Agreement have agreed to submit all disputes with an amount in controversy of $250,000.00 or less to final and binding arbitration as the sole and exclusive remedy for all claims for damages arising out of, involving, or relating to (a) this Agreement or (b) the events giving rise to this Agreement, including all non-contractual claims for damages related to this Agreement or the events giving rise to it (including claims for fraudulent inducement of contract). Notwithstanding the foregoing, the dispute resolution procedure set forth below shall not apply to (i) claims for injunctive or other equitable relief, or (ii) any claims for damages exceeding $250,000.00. The parties agree that two (2) sets of rules will apply, depending on the amount in controversy. If the amount in controversy is equal to or less than $50,000.00, then SET A (as set forth below) will apply. If the amount in controversy is greater than $50,000.00 and less than or equal to $250,000.00, then SET B will apply. The amount in controversy is calculated using the amount of actual damages alleged by the Claiming Party (defined below), exclusive of interest and attorneys' fees. The dispute resolution procedure set forth below does not independently give rise to any right or remedy. The procedure is intended to be applied to rights or remedies expressly granted in other sections of this Agreement.

         Notice of Dispute. Any party shall give the other parties written notice of the existence and nature of any dispute proposed to be arbitrated (the "Written Notice"). The Written Notice must be served on the other parties as required below. The party serving Written Notice shall be referred to as the "Claiming Party." The party to whom the claims are directed shall be referred to as the "Responding Party."

         Appointment of Arbitrators.

                  SET A: The parties agree that these disputes will be arbitrated by a single arbitrator who is a board certified or licensed real estate attorney in the state in which the Property is located. The parties shall attempt to agree upon an arbitrator within ten (10) days of the service of the Written Notice. If the parties are unable to agree, then the arbitrator shall be appointed from, and pursuant to the rules for commercial arbitration of, the American Arbitration Association. Prior to appointment, the arbitrator shall agree to conduct such arbitration in strict accordance with the terms of this Agreement.

                  SET B: The parties agree that these disputes will be arbitrated by a panel of three (3) arbitrators. Each party shall appoint one person to serve as an arbitrator within fifteen (15) days of receipt of the Written Notice. The two (2) arbitrators thus appointed shall within seven (7) days of their appointment together select a third arbitrator with such knowledge and expertise as necessary to serve as chairman of the panel of arbitrators (preferably a board certified or licensed real estate attorney in the state in which the Property is located), and this person shall serve as chairman. The three arbitrators shall determine all matters, including the panel's final decision with respect to the claims presented in the arbitration, by majority vote. If the two arbitrators selected by the parties are unable to agree upon the appointment of the third arbitrator within seven (7) days of their appointment, both shall give written notice of such failure to agree to the parties, and if the parties fail to agree upon the selection of such third arbitrator within five (5) days thereafter, such third arbitrator shall be appointed from, and pursuant to the rules for commercial arbitration of, the American Arbitration Association. Prior to appointment, each arbitrator shall agree to conduct such arbitration in strict accordance with the terms of this Agreement.

         Initial Meeting of the Arbitrators. Within seven (7) days after the selection of the last arbitrator (SET A: the arbitrator; SET B: the third arbitrator), the arbitrator(s) shall conduct an initial meeting with the parties (the "Initial Meeting"). All meetings between the arbitrators, or between the arbitrator(s) and the parties, including the Initial Meeting, may be conducted by telephone, with the exception of the arbitration hearing at which evidence is presented. At the Initial Meeting, the parties and the arbitrator(s) shall agree upon a schedule for the arbitration proceedings, with dates no later than the deadlines provided below. The statement of claim, the response to the statement of claim and counterclaims (if any), and the response to the counterclaims (if any) (collectively, the "Pleadings") shall be submitted to each arbitrator on the date they are served, unless service occurs prior to appointment of all arbitrators. If service of any of the Pleadings occurs prior to the appointment of any of the arbitrators, copies of any such Pleadings shall be submitted to such arbitrator promptly after such arbitrator's appointment.

         Conduct of the Arbitration.

                  SET A: With respect to each dispute to be arbitrated, no more than six (6) months shall pass between the selection of the arbitrator and the release of a decision by the arbitrator; no more than two (2) depositions (lasting in total for both depositions no more than 15 hours) may be taken by each of the Claiming Party or the Responding Party, and no more than ten (10) interrogatories may be asked for by each of the Claiming Party or the Responding Party. The arbitration hearing shall last no more than two (2) days with the time divided equally between the parties. All proceedings, including discovery, depositions, and the arbitration hearings shall be governed by the Federal Rules of Civil Procedure and the Local Rules of Civil Procedure of the United States District Court for the district in which the Property is located, unless such rules conflict with the provisions of this Agreement, in which case the provisions of this Agreement control; provided, however, that the parties agree that the provisions of Federal Rule of Civil Procedure 26(a) shall not apply.

                  SET B: With respect to each dispute to be arbitrated, no more than eleven (11) months shall pass between the selection of the third arbitrator and the release of a decision by the arbitration panel; no more than eight (8) depositions (lasting in total for all eight depositions no more than 50 hours) may be taken by each of the Claiming Party or the Responding Party, and no more than thirty (30) interrogatories may be asked for by each of the Claiming Party or the Responding Party. The arbitration hearing shall last no more than five
(5) days with the time divided equally between the parties. All proceedings, including discovery, depositions, and the arbitration hearings shall be governed by the Federal Rules of Civil Procedure and the Local Rules of Civil Procedure of the United States District Court for the district in which the Property is located, unless such rules conflict with the provisions of this Agreement, in which case the provisions of this Agreement control; provided, however, that the parties agree that the provisions of Federal Rule of Civil Procedure 26(a) shall not apply.

         Motions. The parties may make applications to the panel of arbitrator(s) regarding issues of discovery, procedure and privilege. Any such motions shall be made to and resolved by the arbitrator(s) as soon as practicable. No party shall be permitted to file any motions for dismissal of claims (including dismissal based upon failure to join an indispensable party), or for summary judgment, concerning the claims or counterclaims asserted in any arbitration.

         Schedule of Arbitration Proceedings.

                  SET A:   At the Initial  Meeting,  the parties and the
arbitrator shall agree to a schedule that conforms with the following deadlines:


                      Event                                        Deadline Not Later Than
Service of statement of claim by Claiming Party    15 days after service of Written Notice
Service of response to statement of claim and      21 days after service of statement of claim
counterclaims, if any, by Responding Party
Service of response to counterclaims, if any, by   7 days after service of counterclaims, if any
the Claiming Party
Commencement of document discovery                 1 day after service of response to statement of claim
Commencement of deposition discovery               45 days after service of statement of claim
Completion of all discovery                        100 days after service of statement of claim
Commencement of the arbitration hearing            21 days after the completion of discovery
Issuance of decision by the arbitrator(s)          14 days after receipt of the last hearing transcript
                                                   by the arbitrator(s). [All sessions of the arbitration
                                                   hearings shall be promptly transcribed and transcripts
                                                   shall be promptly provided to the parties and the
                                                   arbitrator(s).]


SET B:   At the Initial Meeting, the parties and the arbitrators shall agree to a schedule that conforms with the following deadlines:

                      Event                                        Deadline Not Later Than
Service of statement of claim by Claiming Party    15 days after service of Written Notice
Service of response to statement of claim and      21 days after service of statement of claim
counterclaims, if any, by Responding Party
Service of response to counterclaims, if any, by   7 days after service of counterclaims, if any
the Claiming Party
Commencement of document discovery                 1 day after service of response to statement of claim
Commencement of deposition discovery               75 days after service of statement of claim
Completion of all discovery                        200 days after service of statement of claim
Commencement of the arbitration hearing            30 days after the completion of discovery
Issuance of decision by the arbitrator(s)          14 days after receipt of the last hearing transcript
                                                   by the arbitrator(s). [All sessions of the arbitration
                                                   hearings shall be promptly transcribed and transcripts
                                                   shall be promptly provided to the parties and the
                                                   arbitrator(s).]


Extensions of Time. The parties may jointly agree, in writing, to extend any of the foregoing deadlines.

         Decision Binding on the Parties. Unless the parties agree otherwise in writing, the arbitrator(s)' decision shall become binding on the parties at such time as the decision is confirmed by order of a court in the jurisdiction where the Property is located. The parties irrevocably and unconditionally submit to the jurisdiction of such court for any and all proceedings relating to such confirmation. Any award ordered shall be paid within ten (10) days of confirmation of the arbitrator(s)' decision.

         Cost of Arbitration Proceeding. Except as specifically provided, the costs incurred by the parties in conjunction with an arbitration proceeding pursuant to this Agreement, including reasonable attorney's fees, fees paid to experts, and fees for obtaining transcripts shall be paid or reimbursed in accordance with the provisions of Section 10.3 of the Agreement. In the event that the arbitrators determine that no party is entitled to indemnification by any other party, then (a) each party shall pay its own expenses, including attorney's fees, fees paid to experts, fees for obtaining transcripts, expenses of witnesses called solely by that party, and all fees charged by the arbitrator appointed by such party and (b) the parties shall each pay fifty percent of all remaining expenses of the arbitration proceeding.

         Service of Documents. Any process, notice, memorandum, motion, demand, or other paper or communication, or application to the panel of arbitrators shall be deemed to have been sufficiently served or submitted if done in accordance with Section 12.9 of this Agreement, except that service by facsimile shall not suffice for purposes of this Exhibit G.

                                                                             1
Agreement of Purchase and Sale - (Kronos Building, Boston, Massachusetts)
                                    EXHIBIT H

                                    EXHIBIT H

                                297 Billerica Rd.


    Category                       Spent/Date                    Vendor
Sitework                          $19,492.98         G. Conway
         Subtotal                 $19,492.98
Architect & Engineer                 $665.56         Rimmer Environmental
                                   $2,790.00         ENSR
                                   $2,172.03         Elkus Manfredi Architects
                                  $26,182.95         Vanasse & Associates, Inc.
                                 $222,777.72         Spagnolo/Gisness &
                                                        Associates, Inc.
                                 $129,110.29         Daylor Consulting Group,
                                                      Inc.
         Subtotal                $383,698.55
Testing                            $7,716.18         McPhail & Associates
         Subtotal                  $7,716.18
Construction Management Fee      $186,070.50         Trammell Crow Company
         Subtotal                $186,070.50
Legal/Closing                     $60,754.60         Riemer & Braunstein
         Subtotal                 $60,754.60
Drainage Easement Legal            $1,555.85         Choate, Hall, Stewart &
                                                       Stevenson
         Subtotal                  $1,555.85
Utility Design and Permit          $3,600.00         Massachusetts Electric
                                     $172.00
                                   $1,836.00
         Subtotal                  $5,608.00

Total Costs-to-Date              $664,896.66